As filed with the Securities and Exchange Commission on February 3, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SINTX Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	84-1375299
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1885 West 2100 South

Salt Lake City, UT, 84119

(801) 839-3500

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

B. Sonny Bal, MD

President and Chief Executive Officer

SINTX Technologies, Inc.

1885 West 2100 South

Salt Lake City, UT, 84119

(801) 839-3500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

David F. Marx Daniel P. Lyman Dorsey & Whitney LLP 111 South Main Street, Suite 2100 Salt Lake City, Utah 84111	Barry L. Grossman Sarah E. Williams Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas, 11th Floor New York, NY 10105

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-234438

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[X]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

Calculation of Registration Fee

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Units consisting of shares of Series C Convertible Preferred Stock, par value $0.01 per share, and warrants to purchase shares of Common Stock, par value $0.01 per share	$1,540,000	$199.90
Series C Convertible Preferred Stock included as part of the Units	Included with Units above	-
Warrants to purchase shares of Common Stock included as part of the Units (3)	Included with Units above	-
Common stock issuable upon conversion of the Series C Convertible Preferred Stock (4)(5)	-	-
Common Stock issuable upon exercise of the Warrants (5)	$1,559,250	$202.40
Total	$3,099,250	$402.30	(5)

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Act”).
(2)	Pursuant to Rule 457(g) of the Act, no separate registration fee is required for the warrants because the warrants are being registered in the same registration statement as the Common Stock of the Registrant issuable upon exercise of the warrants.
(3)	Pursuant to Rule 457(i) of the Act, no separate registration fee is required for the common stock issuable upon conversion of the Series C Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.
(4)	In addition to the shares of Common Stock set forth in this table, pursuant to Rule 416 under the Act, this registration statement also registers such indeterminate number of shares of Common Stock as may become issuable upon exercise of these securities as the same may be adjusted as a result of stock splits, stock dividends, recapitalizations or other similar transactions.
(5)	The Registrant previously registered securities having a proposed maximum aggregate offering price of $16,000,000 on its Registration Statement on Form S-1, as amended (File No. 333-234438) (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission on January 17, 2020 and paid a fee of $2,076.80. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of no more than 20% of the maximum aggregate offering price of the remaining securities eligible to be sold under the Related Registration Statement is hereby registered.

This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This 462(b) Registration Statement relates to our distribution to holders of our common stock, Series B Preferred Stock, and certain outstanding warrants (which we refer to as the Participating Warrants), at no charge, non-transferable subscription rights to purchase units, contemplated by the Registration Statement on Form S-1 (File No. 333-234438), as amended, which was initially filed with the Securities and Exchange Commission (the “SEC”) on November 1, 2019, and which, as amended, was declared effective by the SEC on January 17, 2020 (the “Prior Registration Statement”). This Registration Statement on Form S-1 is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the purposes of registering additional securities of the same class as were included in the Prior Registration Statement, representing an increase in the maximum aggregate offering price by $3,099,250. The contents of the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference.

The required opinion and consents are listed on an Exhibit Index attached hereto and filed herewith.

CERTIFICATION

The Company hereby certifies to the SEC that (1) it has instructed its bank to pay the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the SEC’s account at U.S. Bank as soon as practicable (but no later than the close of business as of February 3, 2020), (2) it will not revoke such instructions, (3) it has sufficient funds in the relevant account to cover the amount of such filing fee and (4) it will confirm receipt of such instructions by its bank during regular business hours no later than February 3, 2020.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. All exhibits filed with or incorporated by reference in the Registration Statement on Form S-1 (SEC File No. 333-234438) are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number
5.1	Opinion of Dorsey & Whitney LLP	X

23.1	Consent of Independent Registered Public Accounting Firm, Tanner LLC	X

23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney		Form S-1	11/1/2019	333-234438

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah on February 3, 2020.

SINTX TECHNOLOGIES, INC.

By:	/s/ B. Sonny Bal
B. Sonny Bal, M.D.
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ B. Sonny Bal		February 3, 2020
B. Sonny Bal, M.D.	Chief Executive Officer and Director
(Principal Executive Officer and Principal Financial Officer)

*		February 3, 2020
David W. Truetzel	Director

*		February 3, 2020
Jeffrey S. White	Director

*		February 3, 2020
Eric A. Stookey	Director

* By:	/s/ B. Sonny Bal
B. Sonny Bal, M.D.
Attorney-in-Fact